Exhibit 99.1

WELLPOINT REPORTS SECOND QUARTER 2010 RESULTS

•	Net income was $1.71 per share, including net investment gains of $0.04 per share

•	Medical enrollment totaled 33.5 million at June 30, 2010

•	Full year 2010 net income is now expected to be at least $6.30 per share, including net investment gains of $0.08 per share, partially offset by an impairment charge of $0.03 per share

Indianapolis, IN – July 28, 2010 – WellPoint, Inc. (NYSE: WLP) today announced that second quarter 2010 net income was $722.4 million, or $1.71 per share, including net investment gains of $19.6 million after-tax, or $0.04 per share. Net income in the second quarter of 2009 was $693.5 million, or $1.43 per share, and included net investment losses of $38.0 million after-tax, or $0.07 per share.

Excluding net investment gains and losses in each period, adjusted net income was $1.67 per share in the second quarter of 2010, an increase of 11.3 percent from adjusted net income of $1.50 per share in the prior year quarter (see page 14 for a reconciliation to the most directly comparable measures calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

“Our quarterly results exceeded our expectation primarily due to higher-than-anticipated favorable reserve development and continued strong performance in our capital management areas. We are also seeing positive results in our core operations from many of the strategic initiatives we put in place over the last two years,” said Angela F. Braly, chair, president and chief executive officer. “It is our goal to make health care reform work for our customers and the country. We will continue working collaboratively with our industry partners, the health care delivery system and governmental agencies as the regulations for health care reform are developed.”

“We repurchased nearly 50 million shares of our common stock for $2.9 billion during the first two quarters of 2010, following the sale of our NextRx subsidiaries. We intend to utilize an additional $1.0 billion for share repurchases in the second half of this year, subject to market and industry conditions,” said Wayne S. DeVeydt, executive vice president and chief financial officer. “Based on our year-to-date results, we have raised full year 2010 guidance for EPS and operating cash flow, and we are optimistic about our future growth prospects.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment was 33.5 million members at June 30, 2010, a decrease of 729,000 members, or 2.1 percent, from approximately 34.2 million at June 30, 2009. Most of the decline occurred in the non-Blue business, which experienced a reduction of 568,000 members and included the transfer of the Company’s UniCare individual and group business in Texas and Illinois to another Blue Cross & Blue Shield plan during 2010. Enrollment also declined as a result of continued high unemployment and overall economic conditions.

In the second quarter of 2010, medical membership decreased by 343,000, or 1.0 percent, which was in-line with the Company’s expectation. Enrollment in the non-Blue business decreased by 85,000 members, while the remaining decline was driven by in-group attrition in the National and Local Group businesses, including a sequential reduction of 103,000 in BlueCard enrollment. Fully insured enrollment decreased by 967,000 members during the quarter, primarily due to the conversion of a low margin, 873,000-member municipal account to a self-funded arrangement on April 1, 2010. The Company continues to expect that year-end 2010 membership will total approximately 33.1 million.

Operating Revenue: Operating revenue totaled approximately $14.2 billion in the second quarter of 2010, a decrease of $1.0 billion, or 6.8 percent, from the second quarter of 2009. The conversion of the large municipal group to a self-funded arrangement accounted for approximately half of the decline. The remaining reduction was partially attributable to the transfer of UniCare business in Texas and Illinois and to lower fully insured membership resulting from economic conditions. Operating revenue was also lower due to the sale of the NextRx pharmacy benefit management subsidiaries (“NextRx”) in the fourth quarter of 2009.

Benefit Expense Ratio: The benefit expense ratio was 82.9 percent in the second quarter of 2010, a decrease of 100 basis points from 83.9 percent in the second quarter of 2009. The decline was driven by the Local Group business and included the impact of the large municipal account conversion, as this account historically maintained a benefit expense ratio higher than the Company’s average. This decline was partially offset by an increase in the benefit expense ratio for Individual business due to the delay in implementing rate increases in California.

Premium and Cost Trends: Trends represent Local Group fully insured business.

For the full year of 2010, the Company continues to project that underlying medical cost trend will be in the range of 8.0 percent, plus or minus 50 basis points, and believes that full year cost trend will be closer to the lower end of the range. Unit cost increases continue to be the primary driver of overall medical cost trend.

The Company continues to price its business so that expected premium yield exceeds total cost trend, where total cost trend includes medical costs and selling, general and administrative (“SG&A”) expense.

Days in Claims Payable: Days in Claims Payable (“DCP”) as of June 30, 2010, was 42.1 days, a decrease of 1.3 days from 43.4 days at March 31, 2010. DCP declined primarily due to prior period reserve development in the second quarter. The remaining decline related to the timing of pharmacy claims payments and a seasonal decrease in claims payment cycle times, partially offset by the impact of the large municipal account conversion.

SG&A Expense Ratio: The SG&A expense ratio was 15.3 percent in the second quarter of 2010, an increase of 90 basis points from 14.4 percent in the second quarter of 2009. The increase reflected lower operating revenue partially offset by a reduction in operating expenses.

Operating Cash Flow: For the first six months of 2010, the Company had a net cash outflow from operations of $66.8 million primarily due to $1.2 billion of tax payments related to the 2009 sale of NextRx. Operating cash flow totaled a positive $256.1 million for the second quarter of 2010, compared with $377.6 million in the second quarter of 2009. The second quarter is a seasonally low quarter for the Company’s operating cash flow, as two estimated federal income tax payments are made during the quarter. Operating cash flow results for the first six months of 2010 exceeded the Company’s plan, and operating cash flow is now expected to total $1.2 billion for the full year of 2010.

Share Repurchase Program: During the first six months of 2010, the Company repurchased 49.7 million shares of its common stock for approximately $2.9 billion, following the sale of the Company’s NextRx subsidiaries. As of June 30, 2010, the Company’s remaining Board-approved share repurchase authorization totaled approximately $1.0 billion. The Company expects to utilize this authorization in the second half of 2010, subject to market and industry conditions.

Investment Portfolio & Capital Position: During the second quarter of 2010, the Company recorded net investment gains of $30.4 million pre-tax, consisting of net realized gains from the sales of securities totaling $36.5 million, partially offset by other-than-temporary impairments totaling $6.1 million. In the second quarter of 2009, the Company experienced net investment losses of $58.3 million pre-tax, resulting primarily from other-than-temporary impairment charges. As of June 30, 2010, the Company’s net unrealized gain position was $807.5 million, consisting of net unrealized gains on fixed maturity and equity securities totaling $671.4 million and $136.1 million, respectively.

As of June 30, 2010, statutory capital levels in the Company’s insurance subsidiaries exceeded state regulatory levels by approximately $6.6 billion and Blue Cross and Blue Shield Association requirements by approximately $3.7 billion. Cash and investments at the parent company totaled approximately $2.1 billion.

REPORTABLE SEGMENTS

WellPoint, Inc. has the following reportable segments: Commercial Business, which includes the Local Group, National, UniCare, and Specialty Products lines of business; Consumer Business, which includes the Individual, Senior, and State Sponsored lines of business; and Other, which includes Comprehensive Health Solutions (including NextRx for the three and six months ended June 30, 2009), FEP business, National Government Services, inter-segment sales and expense eliminations, and corporate expenses not allocated to the other reportable segments.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended June 30			Six Months Ended June 30
	2010	2009	Change	2010	2009	Change
Operating Revenue
Commercial Business	$8,488.9	$9,339.8	(9.1%)	$17,592.7	$18,707.3	(6.0%)
Consumer Business	3,992.0	4,090.5	(2.4%)	8,005.1	8,125.9	(1.5%)
Other	1,743.6	1,835.5	(5.0%)	3,495.4	3,731.3	(6.3%)

Total Operating Revenue	14,224.5	15,265.8	(6.8%)	29,093.2	30,564.5	(4.8%)

Operating Gain (Loss)
Commercial Business	$745.7	$582.8	28.0%	$1,724.1	$1,485.5	16.1%
Consumer Business	300.9	382.1	(21.3%)	626.9	600.8	4.3%
Other	11.4	123.8	(90.8%)	(6.3)	235.4	NM (1)

Total Operating Gain	1,058.0	1,088.7	(2.8%)	2,344.7	2,321.7	1.0%

Operating Margin
Commercial Business	8.8%	6.2%	260 bp	9.8%	7.9%	190 bp
Consumer Business	7.5%	9.3%	(180) bp	7.8%	7.4%	40 bp
Total Operating Margin	7.4%	7.1%	30 bp	8.1%	7.6%	50 bp

(1)	“NM” = not meaningful

Commercial Business: Operating gain for the Commercial Business segment was $745.7 million in the second quarter of 2010, an increase of $162.9 million, or 28.0 percent, from $582.8 million in the second quarter of 2009. The increase was driven by operating improvements in the Local Group business and included an estimated $40 million of higher-than-anticipated favorable reserve development recognized in the current year quarter.

Consumer Business: Operating gain for the Consumer Business segment was $300.9 million in the second quarter of 2010, a decrease of $81.2 million, or 21.3 percent, compared with $382.1 million in the second quarter of 2009. The decline in operating gain was driven primarily by lower performance in the Individual business due to the delay in implementing rate increases in California. Results for the Company’s Medicare Advantage business also declined from the prior year quarter primarily due to the reduction in federal reimbursement rates for 2010. The Company’s Consumer segment recognized an estimated $60 million of higher-than-anticipated favorable reserve development in the second quarter of 2010. Approximately $100 million of higher-than-anticipated favorable development was recognized in the second quarter of 2009.

Other: Operating gain in the Other segment declined by $112.4 million, or 90.8 percent, compared with the second quarter of 2009, due to the sale of NextRx in the fourth quarter of 2009.

OUTLOOK

Full Year 2010:

•

Net income is now expected to be at least $6.30 per share, including net investment gains of $0.08 per share recorded during the first six months of 2010, partially offset by the first quarter 2010 intangible asset impairment charge of $0.03 per share. This outlook includes no net investment gains or losses or asset impairment charges beyond those recorded during the first six months of 2010, and is subject to the Company’s ability to secure and maintain sufficient premium rates.

•	Year-end medical enrollment is expected to be approximately 33.1 million, consisting of 19.5 million self-funded members and 13.6 million fully insured members.

•	Operating revenue is now expected to total approximately $58.0 billion.

•	The benefit expense ratio is now expected to be approximately 83.9 percent.

•	The SG&A expense ratio is now expected to be approximately 14.8 percent.

•	Operating cash flow is now expected to total $1.2 billion, including the unfavorable impact of the $1.2 billion of first quarter tax payments related to the sale of NextRx.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue. Consolidated operating margin is a non-GAAP measure.

3.	Certain prior period amounts have been reclassified to conform to the current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 7:30 a.m. Eastern Daylight Time (“EDT”) to discuss its second quarter earnings results and updated outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 123546. The replay will be available from 11:00 a.m. EDT today until the end of the day on August 11, 2010. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations	Media

Michael Kleinman, 317-488-6713	Kristin Binns, 917-697-7802

About WellPoint, Inc.

WellPoint works to simplify the connection between Health, Care and Value. We help to improve the health of our communities, deliver better care to members, and provide greater value to our customers and shareholders. WellPoint is the nation’s largest health benefits company, with more than 33 million members in its affiliated health plans, and a total of more than 69 million individuals served through all subsidiaries. As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In a majority of these service areas, WellPoint does business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield or Empire Blue Cross Blue Shield (in the New York service areas). WellPoint also serves customers throughout much of the country as UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
	June 30,	December 31,	June 30,	December 31,	June 30,
	2010	2009	2009	2009	2009
Medical Membership
Customer Type
Local Group	15,198	15,643	15,916	(2.8%)	(4.5%)
National Accounts	7,108	6,813	6,904	4.3%	3.0%
BlueCard	4,782	4,744	4,812	0.8%	(0.6%)

Total National	11,890	11,557	11,716	2.9%	1.5%

Individual	1,953	2,131	2,191	(8.4%)	(10.9%)
Senior	1,252	1,215	1,234	3.0%	1.5%
State Sponsored	1,750	1,733	1,777	1.0%	(1.5%)
FEP	1,449	1,391	1,387	4.2%	4.5%

Total Medical Membership	33,492	33,670	34,221	(0.5%)	(2.1%)

Funding Arrangement
Self-Funded	19,425	18,236	18,479	6.5%	5.1%
Fully-Insured	14,067	15,434	15,742	(8.9%)	(10.6%)

Total Medical Membership	33,492	33,670	34,221	(0.5%)	(2.1%)

Reportable Segment
Commercial	27,107	27,356	27,821	(0.9%)	(2.6%)
Consumer	4,936	4,923	5,013	0.3%	(1.5%)
Other	1,449	1,391	1,387	4.2%	4.5%

Total Medical Membership	33,492	33,670	34,221	(0.5%)	(2.1%)

Other Membership
Behavioral Health Membership	23,700	22,965	22,998	3.2%	3.1%
Life and Disability Membership	5,225	5,393	5,437	(3.1%)	(3.9%)
Dental Membership	4,077	4,284	4,331	(4.8%)	(5.9%)
Managed Dental Membership	4,310	3,949	4,041	9.1%	6.7%
Vision Membership	3,391	3,088	2,826	9.8%	20.0%
Medicare Part D Membership	1,227	1,509	1,667	(18.7%)	(26.4%)

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended
(In millions, except per share data)	June 30
	2010	2009	Change
Revenues
Premiums	$13,257.1	$14,123.3	(6.1%)
Administrative fees	949.1	976.8	(2.8%)
Other revenue	18.3	165.7	(89.0%)

Total operating revenue	14,224.5	15,265.8	(6.8%)

Net investment income	202.3	205.7	(1.7%)
Net realized gains on investments	36.5	15.7	132.5%

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(14.9)	(107.8)	86.2%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	8.8	33.8	(74.0%)

Net other-than-temporary impairment losses recognized in income	(6.1)	(74.0)	91.8%

Total revenues	14,457.2	15,413.2	(6.2%)

Expenses
Benefit expense	10,985.0	11,849.9	(7.3%)
Selling, general and administrative expense
Selling expense	403.1	421.2	(4.3%)
General and administrative expense	1,778.4	1,784.7	(0.4%)

Total selling, general and administrative expense	2,181.5	2,205.9	(1.1%)
Cost of drugs	—	121.3	(100.0%)
Interest expense	100.2	117.0	(14.4%)
Amortization of other intangible assets	60.9	66.6	(8.6%)

Total expenses	13,327.6	14,360.7	(7.2%)

Income before income taxes	1,129.6	1,052.5	7.3%

Income tax expense	407.2	359.0	13.4%

Net income	$722.4	$693.5	4.2%

Net income per diluted share	$1.71	$1.43	19.6%

Diluted shares	421.8	486.3	(13.3%)

Benefit expense as a percentage of premiums	82.9%	83.9%	(100) bp
Selling, general and administrative expense as a percentage of total operating revenue	15.3%	14.4%	90 bp
Income before income tax expense as a percentage of total revenues	7.8%	6.8%	100 bp

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Six Months Ended June 30
	2010	2009	Change
Revenues
Premiums	$27,167.0	$28,326.5	(4.1%)
Administrative fees	1,902.0	1,918.3	(0.8%)
Other revenue	24.2	319.7	(92.4%)

Total operating revenue	29,093.2	30,564.5	(4.8%)

Net investment income	403.4	402.8	0.1%
Net realized gains (losses) on investments	84.9	(31.8)	NM (1)

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(42.8)	(412.8)	89.6%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	17.0	33.8	(49.7%)

Net other-than-temporary impairment losses recognized in income	(25.8)	(379.0)	93.2%

Total revenues	29,555.7	30,556.5	(3.3%)

Expenses
Benefit expense	22,366.4	23,574.3	(5.1%)
Selling, general and administrative expense
Selling expense	805.5	853.2	(5.6%)
General and administrative expense	3,576.6	3,581.6	(0.1%)

Total selling, general and administrative expense	4,382.1	4,434.8	(1.2%)
Cost of drugs	—	233.7	(100.0%)
Interest expense	199.6	233.1	(14.4%)
Amortization of other intangible assets	121.6	134.5	(9.6%)
Impairment of other intangible assets	21.1	—	NM (1)

Total expenses	27,090.8	28,610.4	(5.3%)

Income before income taxes	2,464.9	1,946.1	26.7%

Income tax expense	865.7	672.2	28.8%

Net income	$1,599.2	$1,273.9	25.5%

Net income per diluted share	$3.68	$2.59	42.1%

Diluted shares	434.1	492.2	(11.8%)

Benefit expense as a percentage of premiums	82.3%	83.2%	(90) bp
Selling, general and administrative expense as a percentage of total operating revenue	15.1%	14.5%	60 bp
Income before income tax expense as a percentage of total revenues	8.3%	6.4%	190 bp

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Balance Sheets

(In millions)	June 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,027.9	$4,816.1
Investments available-for-sale, at fair value:
Fixed maturity securities	15,579.5	15,696.9
Equity securities	962.2	1,010.7
Other invested assets, current	17.5	26.5
Accrued investment income	173.9	172.8
Premium and self-funded receivables	3,499.5	3,281.0
Other receivables	1,224.1	879.5
Income taxes receivable	100.1	—
Securities lending collateral	733.0	394.8
Deferred tax assets, net	445.3	523.8
Other current assets	1,318.7	1,268.6

Total current assets	26,081.7	28,070.7
Long-term investments available-for-sale, at fair value:
Fixed maturity securities	230.8	230.4
Equity securities	32.3	32.5
Other invested assets, long-term	822.5	775.3
Property and equipment, net	1,171.2	1,099.6
Goodwill	13,265.5	13,264.6
Other intangible assets	8,116.9	8,259.3
Other noncurrent assets	439.1	393.0

Total assets	$50,160.0	$52,125.4

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$5,080.5	$5,450.5
Reserves for future policy benefits	61.0	62.6
Other policyholder liabilities	1,939.1	1,617.6

Total policy liabilities	7,080.6	7,130.7
Unearned income	1,035.2	1,050.0
Accounts payable and accrued expenses	2,634.3	2,994.1
Income taxes payable	—	1,228.7
Security trades pending payable	277.7	37.6
Securities lending payable	734.4	396.6
Short-term borrowings	100.0	—
Current portion of long-term debt	1,113.8	60.8
Other current liabilities	1,860.5	1,775.2

Total current liabilities	14,836.5	14,673.7
Long-term debt, less current portion	7,334.8	8,338.3
Reserves for future policy benefits, noncurrent	656.9	664.6
Deferred tax liability, net	2,481.0	2,470.4
Other noncurrent liabilities	1,060.3	1,115.1

Total liabilities	26,369.5	27,262.1
Shareholders’ equity
Common stock	4.0	4.5
Additional paid-in capital	13,648.3	15,192.2
Retained earnings	9,997.5	9,598.5
Accumulated other comprehensive income	140.7	68.1

Total shareholders’ equity	23,790.5	24,863.3

Total liabilities and shareholders’ equity	$50,160.0	$52,125.4

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30
(In millions)	2010	2009

Operating activities
Net income	$1,599.2	$1,273.9
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized (gains) / losses on investments	(84.9)	31.8
Net other-than-temporary impairment losses recognized in income	25.8	379.0
Loss on disposal of assets	1.4	0.9
Deferred income taxes	67.7	18.1
Amortization, net of accretion	233.3	225.0
Depreciation expense	53.4	52.3
Impairment of other intangible assets	21.1	—
Share-based compensation	57.1	76.7
Excess tax benefits from share-based compensation	(22.9)	(1.7)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(305.3)	(376.5)
Other invested assets	8.9	(19.0)
Other assets	(94.1)	33.3
Policy liabilities	(57.8)	(367.3)
Unearned income	(14.8)	(14.1)
Accounts payable and accrued expenses	(296.8)	28.3
Other liabilities	82.6	135.2
Income taxes	(1,307.6)	93.0
Other, net	(33.1)	0.7

Net cash (used in) provided by operating activities	(66.8)	1,569.6

Investing activities
Purchases of fixed maturity securities	(4,674.6)	(4,174.6)
Proceeds from sales and maturities of fixed maturity securities	4,968.5	3,006.6
Purchases of equity securities	(122.9)	(160.3)
Proceeds from sales of equity securities	116.4	420.1
Purchases of other invested assets	(48.0)	(24.0)
Proceeds from sales of other invested assets	21.7	2.2
Changes in securities lending collateral	(337.8)	198.1
Purchases of subsidiaries, net of cash acquired	(0.3)	(66.3)
Purchases of property and equipment	(222.8)	(157.9)
Proceeds from sales of property and equipment	5.4	0.4
Other, net	(25.5)	(3.2)

Net cash used in investing activities	(319.9)	(958.9)

Financing activities
Net repayment of commercial paper borrowings	(0.5)	(249.4)
Net proceeds from short-term borrowings	100.0	2.0
Proceeds from long-term borrowings	100.0	990.3
Repayment of long-term borrowings	(71.8)	(393.2)
Changes in securities lending payable	337.8	(198.1)
Changes in bank overdrafts	(96.4)	(149.6)
Repurchase and retirement of common stock	(2,881.4)	(1,118.2)
Proceeds from exercise of employee stock options and employee stock purchase plan	92.4	43.3
Excess tax benefits from share-based compensation	22.9	1.7

Net cash used in financing activities	(2,397.0)	(1,071.2)

Effects of foreign currency exchange rate changes on cash and cash equivalents	(4.5)	1.2

Change in cash and cash equivalents	(2,788.2)	(459.3)
Cash and cash equivalents at beginning of period	4,816.1	2,183.9

Cash and cash equivalents at end of period	$2,027.9	$1,724.6

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Six Months Ended June 30		Years Ended December 31
(In millions)	2010	2009	2009	2008	2007
	(Unaudited)
Gross medical claims payable, beginning of period	$5,450.5	$6,184.7	$6,184.7	$5,788.0	$5,290.3
Ceded medical claims payable, beginning of period	(29.9)	(60.3)	(60.3)	(60.7)	(51.0)

Net medical claims payable, beginning of period	5,420.6	6,124.4	6,124.4	5,727.3	5,239.3

Business combinations and purchase adjustments	—	2.8	2.8	—	15.2

Net incurred medical claims:
Current year	22,764.1	23,980.0	47,315.1	47,940.9	46,366.2
Prior years (redundancies) [1]	(667.8)	(719.7)	(807.2)	(263.2)	(332.7)

Total net incurred medical claims	22,096.3	23,260.3	46,507.9	47,677.7	46,033.5

Net payments attributable to:
Current year medical claims	18,169.2	18,760.1	42,056.9	42,020.7	40,765.7
Prior years medical claims	4,295.3	4,778.6	5,157.6	5,259.9	4,795.0

Total net payments	22,464.5	23,538.7	47,214.5	47,280.6	45,560.7

Net medical claims payable, end of period	5,052.4	5,848.8	5,420.6	6,124.4	5,727.3
Ceded medical claims, end of period	28.1	56.7	29.9	60.3	60.7

Gross medical claims payable, end of period	$5,080.5	$5,905.5	$5,450.5	$6,184.7	$5,788.0

Current year medical claims paid as a percent of current year net incurred medical claims	79.8%	78.2%	88.9%	87.7%	87.9%

Prior year redundancies in the current period as a percent of prior year net medical claims payables less prior year redundancies in the current period	14.1%	13.3%	15.2%	4.8%	6.8%

Prior year redundancies in the current period as a percent of prior year net incurred medical claims	1.4%	1.5%	1.7%	0.6%	0.8%

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

WellPoint, Inc.

GAAP Reconciliation

(Unaudited)

WellPoint, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” non-GAAP financial measures, in this document. These non-GAAP financial measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP financial measures are intended to aid investors when comparing WellPoint, Inc.’s financial results among periods. A reconciliation of these measures to the most directly comparable measures calculated in accordance with GAAP is presented below.

(In millions, except per share data)	Three Months Ended
	June 30, 2010	June 30, 2009	Change

Net income	$722.4	$693.5	4.2%
Add (net of tax):
Net investment losses, net of $20.3 million of tax benefits	—	38.0
Subtract (net of tax):
Net investment gains, net of $10.8 million of tax expense	(19.6)	—

Net adjustment items	(19.6)	38.0

Adjusted net income	$702.8	$731.5	(3.9%)

Diluted shares	421.8	486.3	(13.3%)

Net income per diluted share	$1.71	$1.43	19.6%
Adjusted net income per diluted share	$1.67	$1.50	11.3%

	Six Months Ended
	June 30, 2010	June 30, 2009	Change

Net income	$1,599.2	$1,273.9	25.5%
Add (net of tax):
Net investment losses, net of $144.4 million of tax benefits	—	266.4
Impairment of other intangible assets, net of $7.4 million tax benefit	13.7	—
Subtract (net of tax):
Net investment gains, net of $20.9 million of tax expense	(38.2)	—

Net adjustment items	(24.5)	266.4

Adjusted net income	$1,574.7	$1,540.3	2.2%

Diluted shares	434.1	492.2	(11.8%)

Net income per diluted share	$3.68	$2.59	42.1%
Adjusted net income per diluted share	$3.63	$3.13	16.0%

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

WellPoint and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this press release, in presentations, in filings with the Securities and Exchange Commission, or SEC, in reports to shareholders and in meetings with analysts and investors. The projections referenced in this press release are forward-looking and they are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the SEC; increased government participation in, or regulation or taxation of health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010; trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; our ability to meet expectations regarding repurchases of shares of our common stock; decreased revenues, increased operating costs and potential customer and supplier losses and business disruptions that may be greater than expected following the close of the Express Scripts transaction; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our license with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and our governing documents may prevent or discourage takeovers and business combinations; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.